Exhibit 10.17

LICENSE AGREEMENT

THIS AGREEMENT shall be effective on the last date of execution hereof by and between Siemens Healthcare Diagnostics Inc. (Siemens), a California corporation, having a place of business at 511 Benedict Avenue, Tarrytown, New York 10591, USA, and Clinical Micro Sensors, Inc. dba Osmetech Molecular Diagnostics (Licensee), a corporation of Delaware, having a principal place of business at 757 S. Raymond Avenue, Pasadena, California, 91105.

WHEREAS, Siemens obtained a license to the Licensed Patent Rights (as defined below) from McGill University pursuant to a license agreement dated March 25, 1999 between Variagenics, Inc. and McGill University and the assignment of the entire interest in the license agreement effective July 1, 2006 from Nuvelo, Inc. (successor in interest to Variagenics, Inc.) to Bayer Healthcare LLC, Diagnostics Division (predecessor in interest to Siemens) (collectively referred to herein as the McGill Agreement);

WHEREAS, Siemens has the exclusive right to sublicense certain patent rights relating to detection of methylenetetrahydrofolate reductase (MTHFR) gene alleles;

WHEREAS, Licensee desires to receive a nonexclusive sublicense under the above Siemens rights; and

WHEREAS, Siemens is willing to grant such a sublicense under the terms hereof;

NOW, THEREFORE, in consideration of the mutual promises herein, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1      “Effective Date” shall mean the last date of execution hereof by Siemens and Licensee.

1.2      “Field” shall mean detection, quantification or other evaluation of MTHFR gene alleles in combination with Factor II and Factor V in a Combination Product: (a) in or for research applications; (b) using Analyte Specific Reagents or other reagent compositions; or (c) in a panel of assays requiring US FDA 510(K) or PMA approval. Field specifically excludes detection, quantification or other evaluation of MTHFR gene alleles as an individual result.

1.2      “Licensed Patent Rights” shall mean the patents and patent applications listed in Exhibit A attached hereto, and any continuations, foreign counterparts, additions, and divisions thereof, and any and all patents issuing from the aforesaid patent applications, and any reissues, reexaminations, renewals, extensions, and substitutions of such patents.

1.3      “Valid Claim” shall mean a claim of any active, unexpired patent which has not been withdrawn, canceled, or disclaimed, or held invalid or unenforceable by a court or other tribunal of competent jurisdiction in a decision from which an appeal has not or cannot be made.

1.4      “Licensed Product” shall mean any product, apparatus, method or service, the manufacture, use, import, or sale, except for the licenses granted hereunder, would constitute an infringement of a Valid Claim in Licensed Patent Rights .

1.5      “Net Sales” shall mean invoiced price for sales of Licensed Product less (a) actual credited allowances to customers for spoiled, damaged, outdated or returned goods, and (b) any taxes or other governmental charges levied upon sales and indicated in the billing price whether or not absorbed by the customer. For the sake of efficiency, clarity and auditing, the Parties hereby agree that a deduction of 6% is appropriate to cover the aforementioned items in determining “Net Sales”.

1.6      “First Commercial Sale” shall mean the first sale of the first Licensed Product sold by Licensee anywhere in the world in the ordinary course of business to a Third Party.

1.7      “Affiliate” shall mean any corporation or other business entity controlled by, controlling, or under common control with the affected party, wherein control means direct or indirect ownership of at least fifty-percent (50%) of the voting stock, or at least fifty-percent (50%) interest in the income, of such corporation or other business entity, or in either case the maximum amount allowed by local law.

1.8      “Third Party” shall mean any party(ies) other than Siemens and Licensee and their respective Affiliates.

1.9      “Third Party Product” shall mean a product which is packaged and labeled with the name and/or trademark of a Third Party (a) but not the name and/or trademark of Licensee or (b) with the name and/or trademark of such Third Party being more prominently displayed than the name and/or trademark of Licensee and/or its Affiliate(s).

1.10      “Test” shall mean any test product or service, the manufacture, use, import, or sale, except for the licenses granted hereunder, would constitute an infringement of a Valid Claim in Licensed Patent Rights.

1.11      “Combination Product” shall mean a product which includes two or more components, at least one of which is a Licensed Product.

ARTICLE 2

LICENSE AND OPTION GRANT

2.1      License Grant - Subject to the terms and conditions of this Agreement, Siemens grants to Licensee and its Affiliates a worldwide, nonexclusive, nontransferable right and license, with no right to grant any sublicense to any Third Party, to make, have made, use, import, and sell Licensed Products in the Field for the life of all patents in Licensed Patent Rights. The license grant to an Affiliate shall be and remain in effect only for so long as such Affiliate remains an Affiliate of Licensee.

2.2      No OEM or THIRD PARTY PRODUCT LICENSES - For the avoidance of doubt and consistent with the definition of Licensed Product in Paragraph 1.4 above, no right or license is granted by Siemens to Licensee or its Affiliates under Licensed Patent Rights to make, have made, use, import, or sell any Third Party Product.

2.3      No Implied Licenses - Except as expressly granted under Paragraph 2.1 above and 2.4,2.5, 2.6 below, no other right or license is granted by Siemens to Licensee or its Affiliates under any patent or other intellectual property rights, and the parties intend that no such grant should be otherwise construed or implied, whether by estoppel or other manner.

ARTICLE 3

PAYMENTS TO SIEMENS

3.1      Payment on Signing - In consideration for the licenses granted hereunder, Licensee shall pay Siemens             *** within five (5) days of the Effective Date hereof. This full amount shall be non-refundable to Licensee and shall not be creditable against any future running royalties that become due under the provisions of Paragraph 3.2 below.

3.2      Running Royalty - In partial consideration for the license granted under Paragraph 2.1 above, Licensee shall pay Siemens a royalty of             *** of Net Sales of Licensed Products of Licensee and its Affiliates. A Licensed Product shall be considered as sold when invoiced to the customer. Royalty shall be due for sales to an Affiliate only if Licensed Product is consumed by such Affiliate, in which case, royalty shall be calculated based on the actual invoiced price to such Affiliate or, if such Affiliate is treated on a more favorable basis than the general trade, an imputed reasonable arms-length invoice price. Otherwise, royalty shall be due when sold by such Affiliate to a Third Party and Net Sales calculated based on the invoiced price to such party.

3.3      Minimum Payment - The running royalty of this article shall be subject to a creditable minimum annual payment of             ***, which shall be due within thirty (30) days after the end of each calendar year for the preceding year.

3.4      Stacking Provision - If, during the term of this Agreement, Licensee is required to take a royalty-bearing license under intellectual property rights owned by a Third Party in order to make, use, sell, or offer for sale Licensed Products, Licensee may deduct from royalties due under Article 3.2 this Agreement on such Licensed Products             *** of royalties actually paid by Licensee to such Third Party, but in no event will the royalties paid by Licensee to Siemens under this Agreement be less than     *** of Net Sales. This provision will apply only to prospective running royalties payable to a Third Party on the same basis as required by Article 3.2 hereof, and no credit will be allowed for lump sum fees, for milestone payments, for minimum annual royalties in excess of accrued royalties, or for any amounts paid for past infringement of any Third Party rights or for any amount paid for rights not required to permit Licensee to make, use, sell, or offer for sale Licensed Products as provided in this Agreement.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

ARTICLE 4

PAYMENTS AND RECORDS

4.1      Records - Licensee shall keep complete and accurate records containing all information required for the computation and verification of the royalties to be paid hereunder.

4.2      Audit - Licensee shall, upon request of Siemens, permit an independent public accountant retained by Siemens to have access during ordinary business hours to such records as may be necessary to determine either the accuracy of any report or the sufficiency of any payment made under this Agreement within three (3) years prior to such request. Any under-payment or over-payment of royalties by Licensee shall be promptly paid by License to Siemens or reimbursed by Siemens to Licensee, respectively. If the accountant determines that there has been a deficiency in the royalty payments to Siemens exceeding 6%, the accounting costs shall be reimbursed to Siemens by Licensee.

4.3      Reports - On or before sixty (60) days following each March 31, June 30, September 30, and December 31 after the First Commercial Sale and continuing through the term of this Agreement, Licensee shall deliver to Siemens a written statement of account of Net Sales by Licensee and its Affiliates during the prior calendar quarter and a calculation of the royalty due thereon to Siemens for such quarter. Such statement shall show the gross sales of Licensed Product country-by-country and shall itemize the deductions allowed in calculating Net Sales as defined in Paragraph 1.5 hereof.

4.4      Payment - Payment of royalty due Siemens shall accompany each of the statements to be submitted in accordance with Paragraph 4.3 above. Licensee shall guarantee the payment of royalty to Siemens on sales of Licensed Product by its Affiliates.

4.5      Late Payment - If royalties are not paid when due, interest shall be accrued on the unpaid royalties from the date due until paid, at a rate per annum equal to the prime rate of the Citibank, N.A., New York, then in force for short-term borrowing.

4.6      Currency - All royalties due hereunder shall be payable in United States Dollars. All royalty due for sales in countries foreign to the United States shall be converted (for the purposes of calculation only) into equivalent United States funds at the exchange rate published in the Wall Street Journal at the close of business on the last business day of the quarterly reporting period.

ARTICLE 5

LICENSED PATENT RIGHTS

5.1      Warranty of Clear Title - Siemens warrants that it has good, clear title to the Licensed Patent Rights.

5.2      Disclaimers - Nothing in this Agreement shall be construed as:

(a)      A warranty or representation by Siemens as to the scope or validity of any claim or patent in Licensed Patent Rights;

(b)      A warranty or representation by Siemens that any product made, used, or sold by Licensee under any license granted hereunder is or will be free from infringement of patents of any Third Parties;

(c)      An obligation or requirement on the part of Siemens to file or prosecute any patent application or to secure or maintain any patent in Licensed Patent Rights;

(d)      An obligation or requirement on the part of Siemens to bring or prosecute any action or suit against other parties for infringement of any patent in Licensed Patent Rights;

(e)      Conferring a right on Licensee or its Affiliates to use in advertising, publicity, or any other manner any trademark or trade name of Siemens without specific written consent; or

(f)      A warranty or representation by Siemens that any product sold or service performed by Licensee or its Affiliates, whether covered by Licensed Patent Rights or not, is efficacious, safe, or in compliance with any law or regulation.

5.3      Product Liability Indemnification - Licensee shall defend Siemens at Licensee’s cost and expense, and will indemnify and hold harmless Siemens, from and against any and all claims, losses, costs, damages, fees, or expenses arising out of or in connection with the manufacture, design, commercialization, use, marketing or sale of Licensed Product, including, but not limited to, any actual or alleged injury, damage, death, or other consequence occurring to any legal or natural person or property, as a result, directly or indirectly, of the possession, use or consumption of any Licensed Product, claimed by reason of breach of warranty, negligence, product defect, or other similar cause of action, regardless of the form in which any such claim is made. In the event of any such claim against Siemens, Siemens shall promptly notify the Licensee in writing of the claim and the Licensee shall manage and control, at its sole expense, the defense of the claim and its settlement. Siemens shall cooperate with Licensee and may, at its option and expense, be represented in any such action or proceeding.

5.4      Marking - Licensee and its Affiliates shall mark Licensed Products made, used, imported, or sold in the United States with appropriate U.S. patent numbers of the covering patents in Licensed Patent Rights in compliance with U.S. patent law.

ARTICLE 7

CONFIDENTIALITY

7.1      Confidential Matter - Information and materials exchanged between the parties in performing hereunder shall be deemed Confidential Matter as provided below.

7.2      Nondisclosure and Nonuse - Confidential Matter received by a party from the other shall not be disclosed by such receiving party to any Third Party, or used by such receiving party for its benefit, or that of a Third Party, except as expressly provided herein.

7.3      Writing Requirement - To be accorded treatment as Confidential Matter, however, such Matter:

(a)    must be first disclosed to the receiving party in writing and plainly marked “Confidential”, or words to the same effect; or

(b)    if first disclosed orally, must be reduced to writing by the disclosing party and plainly marked “Confidential”, or words to the same effect, and delivered to the receiving party within ninety (90) days of its first oral disclosure to the receiving party; or

(c)    if a physical thing, must be marked “Confidential”, or words to the same effect, or be accompanied by a writing specifically identifying such thing as “Confidential”.

Information and material provided by one party to the other hereunder which is not identified as “Confidential” as provided above shall be considered as given and received without any obligation of confidentiality or nonuse and the receiving party shall be free to use such information in any way it sees fit, subject only to any rights that the disclosing party may have under the Patent Laws.

7.4      Agreement Terms - The terms of this Agreement, including all exhibits, shall be considered Confidential Matter, except to the extent disclosure is required to carry out the provisions of Article 9 below.

7.5      Exclusions - Further, the obligations of confidentiality and nonuse of this Article 7 shall not apply to information or material:

(a)      which is known by the receiving party prior to receipt from the disclosing party as evidenced by documents in the possession of the receiving party at the time of disclosure,

(b)      which, after receipt from the disclosing party, is disclosed to the receiving party by a Third Party having the legal right to do so,

(c)      which is available to the public at the time of receipt from the disclosing party,

(d)      which becomes available to the public after receipt from the disclosing party through no fault of the receiving party,

(e)      which is developed by the receiving party independently of information received from the disclosing party,

(f)      which is required, in the opinion of legal counsel of the receiving party, to be disclosed for securing approval of governmental health regulatory agencies, including but not limited to the U.S. Food and Drug Administration, to market products contemplated hereunder, provided that the receiving party shall use its reasonable efforts to seek to obtain from such agencies such protection for such information against public disclosure as may be legally available,

(g)      which is required, in the opinion of legal counsel of the receiving party, to be disclosed for the filing of patent applications by the receiving party, provided that the disclosing party is timely advised of the receiving party’s intention to include such information in a patent application of the receiving party and the disclosing party does not notify the receiving party within thirty (30) days of its objection to such disclosure, or

(h)      which is reasonably necessary to be disclosed by the receiving party to its individual agents or Third Parties who require knowledge hereof in order to perform their normal duties or services, such as legal counsel, certified public accountants, and the like, provided that such agents and Third Parties are advised of and acknowledge the confidential nature of such disclosure.

7.6      Standard of Care - Each party shall use the same level of care in complying with the obligations hereof respecting Confidential Matter as it does with respect to its own information of similar nature. The parties mutually represent and warrant that each and every employee who will have access to the other parry’s Confidential Matter hereunder shall be under contractual obligation not to disclose or use such Confidential Matter except as directed by such party.

ARTICLE 8

TERM AND TERMINATION

8.1      Material Breach - Either party may terminate this Agreement at anytime if the other party fails to perform any material covenant, condition, or limitation herein, provided such other party shall not have remedied its failure within sixty (60) days after receipt of written notice of such failure.

8.2      Term - Unless earlier terminated as provided in Paragraph 8.1 above, this Agreement shall continue until the expiration of the last patent to expire in the Licensed Patent Rights listed in attached Exhibit A.

8.3      Survival - Upon expiration or earlier termination of this Agreement, all obligations of confidentiality created under Article 7 hereof shall survive and continue for five (5) years. Notwithstanding any termination of this Agreement, the obligations of the Parties with respect to the protection and nondisclosure of Confidential Information (Article VI) and product liability indemnification (Section 5.3), as well as any other provisions which by their nature are intended to survive any such termination, shall survive and continue to be enforceable.

8.5      Unforeseen Circumstances - Neither party shall be liable in damages for, nor shall this Agreement be terminable or cancelable by reason of, any delay or default in any such party’s performance hereunder if such default or delay is caused by events beyond such party’s reasonable control including, but not limited to, acts of God, regulation or law or other action of any government or agency thereof, war or insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or storm, labor disturbances, epidemic, or failure of suppliers, public utilities or common carriers. Each party agrees to endeavor to resume its performance hereunder if such performance is delayed or interrupted by reason of such forces majeure as listed above.

ARTICLE 9

FLOW THROUGH PROVISIONS FROM MCGILL LICENSE

9.1      This Agreement is subject to the terms of the McGill Agreement.

9.2      Licensee authorizes Siemens to forward McGill University a copy of this Agreement.

9.3      Licensee agrees that this Agreement shall automatically be modified or terminated in whole or in part upon modification or termination in whole or in part of the McGill Agreement.

9.4      Licensee acknowledges that McGill may retain rights in the Licensed Patent Rights, including, but not limited to, the right to manufacture, have manufactured or use the Licensed Patent Rights for its own internal purposes in continuing research, development and testing.

ARTICLE 10

NOTICES

Any notice required or permitted by this Agreement shall be in writing. A notice shall be considered served when deposited in the national postal system in a sealed envelope with sufficient postage affixed and addressed to the party to whom such notice is directed at its post office address given below:

If to Siemens:	Siemens HealthCare Diagnostics Inc.
511 Benedict Avenue
Tarrytown, NY 10591

Attention: Law & Patents

If to Licensee:	Osmetech Molecular Diagnostics
757 S. Raymond Ave._
Pasadena, CA 91105

Attention: Legal Dpt.

ARTICLE 10

OTHER PROVISIONS

10.1      Governing Law - This Agreement shall be construed and the rights of the parties hereunder shall be determined in the State of New York, USA in accordance with the laws thereof.

10.2      Effect of Headings - All article and paragraph captions or titles are inserted herein for ready reference only and are without contractual significance or effect.

10.3      Assignment - Except where the assignee is an Affiliate, a successor in business, or a purchaser of substantially all of the assets of a party relating to the subject matter of this Agreement, a party hereto shall have no right or power to assign any right or delegate any duty under this Agreement or any portion or term hereof without the express written consent of the other party.

10.4      Integration - This writing constitutes the entire agreement between the parties relating to the subject matter hereof. There are no understandings, representations, or warranties of any kind except as expressly set forth herein.

10.5      Waiver - This Agreement may not be waived, altered, extended, or modified except by written agreement of the parties

10.6      Independent Contractors - The performance of each party hereunder is undertaken as an independent contractor and not as an agent or partner of the other party. Neither party shall enter into or incur, or hold itself out to Third Parties as having authority to enter into or incur on behalf of the other party, any contractual obligation, expense, or liability whatsoever.

10.7      Severability - If any provision of this Agreement is held unenforceable or in conflict with the law of any jurisdiction, it is the intention of the parties that the validity and enforceability of the remaining provisions hereof shall not be affected by such holding.

10.8      Multiple Executions - This Agreement may be executed in one or more copies, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument, however, this Agreement shall have no force or effect until executed by both parties.

IN WITNESS WHEREOF, the parties have duly signed and have made delivery to the other.

SIEMENS HEALTHCARE DIAGNOSTICS INC. By: /s/ Fernando Beils Name: Fernando Beils Title: VP Finance Date: 3-19-10 By: /s/ Hanjoon Ryu Name: Hanjoon Ryu Title: SVP, Molecular Date: 3/22/10	OSMETECH MOLECULAR DIAGNOSTICS By: /s/ Edward O. Kreusser Name: Edward O. Kreusser Title: VP, IP & Legal Affairs Date: 3-2-10

EXHIBIT A

PATENT RIGHTS

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***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.